EXHIBIT 23.2

CONSENT OF KPMG LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement (No. 333-58772) on Form S-8 of Maxim Integrated Products, Inc. of our report dated January 12, 2001, except for Note 7 which is as of January 28, 2001, with respect to the consolidated balance sheet of Dallas Semiconductor Corporation as of December 31, 2000, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2000 annual report on Form 10-K of Dallas Semiconductor Corporation and is incorporated by reference in Form 8-K/A of Maxim Integrated Products, Inc. dated June 8, 2001.

/s/ KPMG LLP

Dallas, Texas
June 8, 2001